Exhibit 10.2

FIFTH AMENDED AND RESTATED PROMISSORY NOTE

$17,700,000.00	July 30, 2010

1.	COVENANT TO PAY.

1.1. Promise to Pay. FOR VALUE RECEIVED, PLAINSCAPITAL CORPORATION, a Texas corporation (herein called “Maker”, whether one or more), promises to pay to the order of JPMORGAN CHASE BANK, NA, a national banking association [successor by merger to Bank One, NA (Illinois)] with its main office in Chicago, Illinois and with a banking office located at 420 Throckmorton Street, Suite 400, Fort Worth, Texas 76102 [herein, together with all subsequent holders of this Fifth Amended and Restated Promissory Note (this “Note”), called “Payee”], on or before the Maturity Date (as defined below), as hereinafter provided, the principal sum of SEVENTEEN MILLION SEVEN HUNDRED THOUSAND AND NO/100 DOLLARS ($17,700,000.00), or so much thereof as may actually be outstanding hereunder, together with interest on the unpaid principal balance from time to time outstanding at the rate herein specified and otherwise in strict accordance with the terms and provisions hereof.

2.	INTEREST RATE COMPUTATION.

2.1. Interest Rate. Except as otherwise provided herein, interest on the principal balance of this Note outstanding from time to time shall accrue at the lesser of (a) the Applicable Rate (as defined herein) or (b) the Maximum Lawful Rate (as defined herein).

2.2. Default Rate. Upon the occurrence of an Event of Default hereunder, at the option of the Payee, the principal balance of this Note then outstanding shall bear interest for the period beginning with the date of the occurrence of such Event of Default at the Default Rate (as defined herein).

2.3. Definitions. As used in this Note and the Loan Documents (as defined herein), the following terms shall have the respective meanings indicated below:

“Adjusted CB Floating Rate” means the sum of (i) the CB Floating Rate, plus (ii) one-quarter of one percent per annum (0.25%).

“Adjusted One Month LIBOR Rate” means the sum of (i) two and one-half percent (2.50%) per annum plus (ii) the quotient of (a) the interest rate determined by the Payee by reference to the Page to be the rate at approximately 11:00 a.m. London time, on such date or, if such date is not a Business Day, on the immediately preceding Business Day for dollar deposits with a maturity equal to one (1) month, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to dollar deposits in the London interbank market with a maturity equal to one (1) month.

“Applicable Rate” shall mean, at any time, and as applicable to all or a portion of the principal balance hereof, the rate of interest per annum equal to the Adjusted CB Floating Rate in effect from day to day; provided, however, subject to the limitations stated herein, Maker may elect in accordance with the procedures set forth below to have interest accrue and be paid on all or a portion of the outstanding principal balance hereof at a rate per annum equal to the LIBOR Adjusted Rate (as defined below).

“Business Day” means (i) with respect to the Adjusted One Month LIBOR Rate and any borrowing, payment or rate selection of the LIBOR Adjusted Rate, a day (other than a Saturday

PROMISSORY NOTE – Page 1

DALLAS\417986

or Sunday) on which banks generally are open in Texas and/or New York for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day other than a Saturday, Sunday or any other day on which national banking associations are authorized to be closed.

“CB Floating Rate” means the Prime Rate; provided that the CB Floating Rate shall, on any day, not be less than the Adjusted One Month LIBOR Rate. The CB Floating Rate is a variable rate and any change in the CB Floating Rate due to any change in the Prime Rate or the Adjusted One Month LIBOR Rate is effective from and including the effective date of such change in the Prime Rate or the Adjusted One Month LIBOR Rate, respectively.

“Charges” shall have the meaning specified in Section 5.4 hereof.

“Default Rate” shall mean the interest rate equal to the lesser of (i) the CB Floating Rate plus three percent (3%), and (ii) the Maximum Lawful Rate.

“Event of Default” shall have the meaning specified in Section 4.1 hereof.

“LIBOR Adjusted Rate” shall mean the LIBOR Rate, plus two and three-quarters percent (2.75%) per annum.

“LIBOR Increment” shall mean the portion of the outstanding principal balance hereof specified by Maker to Payee in accordance herewith to accrue interest at the LIBOR Adjusted Rate effective as of the applicable LIBOR Period Commencement Date; provided, however, in no event shall any such LIBOR Increment be less than Five Hundred Thousand and No/100 Dollars ($500,000.00).

“LIBOR Period” shall mean a period of ninety (90) days from the LIBOR Period Commencement Date. Notwithstanding the foregoing, in no event shall any LIBOR Period extend beyond the Maturity Date.

“LIBOR Period Commencement Date” shall mean the proposed commencement of the applicable LIBOR Period.

“LIBOR Rate” shall mean, with respect to a LIBOR Increment, the rate of interest per annum equal to the interest settlement rate for U.S. Dollars as published by the British Bankers Association as of 11:00 a.m. London Time two Business Days before the first day of such LIBOR Period, for the approximate principal amount of the applicable LIBOR Increment, and for a period comparable to the applicable LIBOR Period. If no such rate is published by the British Bankers Association, then the comparable LIBOR or Eurodollar rate published in The Wall Street Journal shall be utilized and if such rate is not available then no LIBOR Adjusted Rate may be elected pursuant to this Note.

“Loan Agreement” shall mean that certain Amended and Restated Loan Agreement dated October 1, 2001, by and between Maker and Payee, as the same may have been amended, modified or restated from time to time.

“Loan Documents” shall have the meaning specified in Section 5.1 hereof.

PROMISSORY NOTE – Page 2

DALLAS\417986

“Maturity Date” shall mean the date on which this Note matures, whether by acceleration, lapse of time or otherwise; provided, that such date shall be July 31, 2011, unless earlier accelerated as permitted herein, in the Loan Agreement or in any other Loan Document.

“Maximum Lawful Rate” shall have the meaning specified in Section 5.4 hereof.

“Page” means Reuters Screen LIBOR01, formerly known as Page 3750 of the Moneyline Telerate Service (together with any successor or substitute, the “Service”) or any successor or substitute page of the Service providing rate quotations comparable to those currently provided on such page of the Service, as determined by the Payee from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market.

“Prime Rate” means the rate of interest per annum announced from time to time by the Payee as its prime rate. The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective. THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE PAYEE’S LOWEST RATE.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Reserve Requirement” means the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D.

All other capitalized terms used herein and not otherwise defined shall have the meaning given such terms in the Loan Agreement.

2.3. Interest Limitation Recoupment. Notwithstanding anything in this Note to the contrary, if at any time (i) interest at the Applicable Rate, and (ii) the Charges computed over the full term of this Note, exceed the Maximum Lawful Rate, then the rate of interest payable hereunder, together with all Charges, shall be limited to the Maximum Lawful Rate; provided, however, that any subsequent reduction in the Applicable Rate shall not cause a reduction of the rate of interest payable hereunder below the Maximum Lawful Rate until the total amount of interest earned hereunder, together with all Charges, equals the total amount of interest which would have accrued at the Applicable Rate if such interest rate had at all times been in effect. Changes in the Applicable Rate resulting from a change in the Prime Rate shall be subject to the provisions of this paragraph.

2.4. Computation Period. Interest on the indebtedness evidenced by this Note shall be computed on the basis of a 360-day year and shall accrue on the actual number of days any principal balance hereof is outstanding.

2.5. LIBOR Election. If Maker elects to have the LIBOR Adjusted Rate apply, it shall advise Payee in writing by delivery to Payee of the LIBOR Election Notice attached hereto as Exhibit “A”, of its election and the LIBOR Period and LIBOR Increment for which Maker desires said rate to apply not later than 10:00 a.m., Central Standard Time or Central Daylight Time (as applicable), two (2) Business Days prior to the LIBOR Period Commencement Date. Any such election may be made only while no Event of Default is in existence. After Maker has designated a LIBOR Increment to which the LIBOR Adjusted Rate shall apply, such rate shall apply to the LIBOR Increment for the duration of the LIBOR Period. If Maker elects the LIBOR Adjusted Rate, but the applicable LIBOR Period will commence on a date which is not a Business Day, such LIBOR Period shall be deemed to commence on

PROMISSORY NOTE – Page 3

DALLAS\417986

the next Business Day after it would otherwise commence, and any interest which accrues hereunder in the interim shall accrue at the Applicable Rate. At any one time during the term hereof, no more than five (5) LIBOR Increments may be outstanding under this Note.

2.5.1 Failure of Election. Notwithstanding anything herein to the contrary, if the Maker elects the LIBOR Adjusted Rate to apply, but Payee would be unable for any reason to obtain funds or a quote for funds in accordance with the terms of this Note in the amount of the LIBOR Increment elected for the applicable LIBOR Period and LIBOR Period Commencement Date elected, interest on the outstanding principal balance of this Note shall accrue at the CB Floating Rate unless and until an election, in accordance with the provisions hereof, of a new LIBOR Adjusted Rate, LIBOR Increment, LIBOR Period and LIBOR Period Commencement Date is made by Maker, and Payee is then able to obtain such funds or a quote for funds in accordance with the terms of this Note. In the absence of an effective election by Maker of the LIBOR Adjusted Rate in accordance with the above procedures prior to the expiration of the then current LIBOR Period with respect to any LIBOR Increment, interest on such LIBOR Increment shall accrue at the CB Floating Rate, effective immediately upon the expiration of such LIBOR Period.

2.5.2 Illegality. Notwithstanding any other provision of this Note to the contrary, if it becomes unlawful for Payee to honor its obligation to allow all or a portion of the outstanding principal balance hereof to accrue interest based on the LIBOR Rate, then Payee shall promptly notify Maker thereof and Payee’s obligation to allow interest to accrue based on the LIBOR Rate shall be suspended until such time as Payee may again allow interest to accrue based upon the LIBOR Rate. If the obligation of Payee to allow interest to accrue based upon the LIBOR Rate is so suspended, all indebtedness evidenced hereby then accruing interest based upon the LIBOR Rate shall automatically convert to interest based on the CB Floating Rate on the last days(s) of the then current LIBOR Period(s) for such indebtedness or on such earlier date as Payee may specify to Maker.

3.	PAYMENTS.

3.1. Payment Schedule. Interest, calculated on a daily basis, shall be payable quarterly in arrears on the first day of each December, March, June and September, commencing on September 1, 2010, and continuing on the first day of each successive December, March, June and September thereafter until the Maturity Date, at which time all accrued and unpaid interest hereon shall be due and payable in full. The aggregate outstanding principal balance under the Note plus all accrued but unpaid interest thereon shall be due and payable in full on the Maturity Date.

3.2. Application. All payments on this Note shall, prior to an Event of Default, be applied in the following order: (i) the payment of accrued but unpaid interest hereon, (ii) the payment or reimbursement of any expenses, costs or obligations (other than the principal hereof and interest hereon) for which Maker shall be obligated or Payee entitled pursuant to the provisions hereof or of the other Loan Documents, and (iii) the payment of all or any portion of the principal balance then outstanding hereunder, in either the direct, or inverse, order of maturity. After an Event of Default, all payments on the Note shall, at the sole option of Payee, be applied from time to time and in any order, to the foregoing items.

3.3. Place. All payments hereunder shall be made to Payee at JP MORGAN CHASE BANK, N.A., 10 South Dearborn Street, MC: IL1-1235, Chicago, Illinois 60603-2003, or as Payee may from time to time designate in writing to Maker.

PROMISSORY NOTE – Page 4

DALLAS\417986

3.4. Business Days. If any payment of principal or interest on this Note shall become due and payable on a Saturday, Sunday or any other day on which Payee is not open for normal business, such payment shall be made on the next succeeding business day of Payee. Any such extension of time for payment shall be included in computing interest which has accrued and shall be payable in connection with such payment.

3.5. Legal Tender. All amounts payable hereunder are payable in lawful money or legal tender of the United States of America.

3.6. Prepayments.

3.6.1 Maker shall have the right prior to the Maturity Date, upon ten (10) days’ prior written notice and upon receipt of any required regulatory approval, to prepay all or any portion (except any portion constituting a LIBOR Increment during its applicable LIBOR Period) of the principal balance owing hereunder from time to time; provided, however, that (a) if such prepayment is only a partial payment of the then outstanding principal balance hereof, such prepayment shall be accompanied by the payment of all accrued but unpaid interest on the portion of the outstanding principal balance of the Note being so paid through the date the prepayment is made, and (b) for same day credit all monies shall be received at Payee’s office as specified in Section 3.3 hereof on or before 12:00 noon, Central Standard Time or Central Daylight Time (as applicable). All monies received after this time shall be deemed received on the following day and shall continue to accrue interest at the Applicable Rate to the date funds are deemed received.

3.6.2 Maker shall have the right to prepay any LIBOR Increment only upon payment to Payee, at the time of such prepayment, of an amount equal to all costs, fees and penalties which would be incurred in the breaking of a LIBOR contract (whether then actually in existence or a hypothetical contract similar to the typical LIBOR contracts then in existence) by Payee in connection with such prepayment, such amounts to include that sum which is equal to the excess of (i) the interest that would have been payable by Maker for such LIBOR Increment for the remainder of the applicable LIBOR Period at the applicable LIBOR Rate had such prepayment not been made by Maker, over (ii) the interest to be earned on sums equal to the amount of such LIBOR Increment for the remainder of the applicable LIBOR Period as invested by Payee in an interest bearing obligation of Payee’s selection, in its sole and absolute discretion. In addition, in any such event, the provisions of the immediately preceding sentence (relating to the obligation of Maker to pay to Payee certain amounts in the event of the prepayment of a LIBOR Increment prior to the last day of the applicable LIBOR Period) shall apply with respect to any LIBOR Increment prepaid by Maker prior to the last day of the applicable LIBOR Period as a result of the acceleration by Payee of the outstanding principal balance hereof

3.7. Late Charge. In addition to the payments otherwise specified herein, subject to the provisions of Section 5.4 hereof, if Maker fails, refuses or neglects to pay, in full, any installment or portion of the indebtedness evidenced hereby, within ten (10) days after same shall be due and payable, then Maker shall be obligated to pay to Payee a late charge equal to five percent (5%) of the amount of such delinquent payment to compensate Payee for Maker’s default and the additional costs and administrative efforts required by reason of such default; provided, however, Payee will apply any late charge fee collected from Maker to the amount of interest charged at the Default Rate which covers the period for which such late charge was collected.

PROMISSORY NOTE – Page 5

DALLAS\417986

4.	DEFAULT AND REMEDIES.

4.1. Default. An Event of Default shall occur hereunder if (i) Maker shall fail, refuse or neglect to pay, in full, any installment or portion of the indebtedness evidenced hereby, within ten (10) days after the same shall become due and payable, whether at the due date thereof as stipulated herein, or upon acceleration (but without any grace period), or (ii) an Event of Default (as defined and used in any of the other Loan Documents) shall occur under any of the other Loan Documents.

4.2. Remedies. If an Event of Default shall occur under this Note, then Payee may, at its option, without notice or demand, declare the unpaid principal balance of, and the accrued but unpaid interest on, this Note immediately due and payable, foreclose all liens and security interests securing payment hereof, pursue any and all other rights, remedies and recourses available to Payee or pursue any combination of the foregoing. All remedies hereunder, under the Loan Documents and at law or in equity shall be cumulative.

4.3. Waiver. Except as specifically provided in the Loan Documents, Maker and any endorsers or guarantors hereof severally waive presentment and demand for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, protest and notice of protest and nonpayment, bringing of suit and diligence in taking any action to collect any sums owing hereunder or in proceeding against any of the rights and collateral securing payment hereof. Maker and any endorsers or guarantors hereof agree (i) that the time for any payments hereunder may be extended from time to time without notice and consent, (ii) to the acceptance of further collateral, and/or (iii) the release of any existing collateral for the payment of this Note, all without in any manner affecting their liability under or with respect to this Note. No extension of time for the payment of this Note or any installment hereof shall affect the liability of Maker under this Note or any endorser or guarantor hereof even though the Maker or such endorser or guarantor is not a party to such agreement.

4.4. No Waiver. Failure of Payee to exercise any of the options granted herein to Payee upon the happening of one or more of the events giving rise to such options shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect to the same or any other event. The acceptance by Payee of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the options granted herein to Payee at that time or at any subsequent time or nullify any prior exercise of any such option without the express written acknowledgment of the Payee.

4.5. Collection Costs. Maker agrees to pay all reasonable costs of collection hereof when incurred, including reasonable attorneys’ fees, whether or not any legal action shall be instituted to enforce this Note.

5.	MISCELLANEOUS.

5.1. Loan Documents. This Note is issued pursuant to the Loan Agreement, and is the note defined therein as the “Note”. This Note is secured, inter alia, by a Commercial Pledge and Security Agreement (the “Security Agreement”) dated November 1, 2000, executed by Maker in favor of Payee covering certain collateral, as more particularly described therein (this Note, the Loan Agreement and Security Agreement, and all the other documents evidencing, securing or pertaining to the transaction in which the indebtedness evidenced hereby was incurred are, collectively, referred to as the “Loan Documents”).

5.2. Revolving Feature. Under the Loan Agreement, Maker may request advances and make payments hereunder from time to time, provided that it is understood and agreed that the aggregate

PROMISSORY NOTE – Page 6

DALLAS\417986

principal amount outstanding from time to time hereunder shall not at any time exceed the Total Principal Amount. The unpaid balance of this Note shall increase and decrease with each new advance or payment hereunder, as the case may be. This Note shall not be deemed terminated or canceled prior to the Maturity Date, although the entire principal balance hereof may from time to time be paid in full. Maker may borrow, repay and reborrow hereunder. Unless otherwise agreed to in writing, or otherwise required by applicable law, payments will be applied first to unpaid accrued interest, then to principal, and any remaining amount to any unpaid collection costs, delinquency charges and other charges; provided, however, upon delinquency or other Event of Default, Payee reserves the right to apply payments among principal, interest, delinquency charges, collection costs and other charges, at its discretion.

5.2. Notices. All notices, requests, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and given by (i) personal delivery, (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, sent to the intended addressee at the address set forth below or to such different address as the addressee shall have designated by written notice sent pursuant to the terms hereof and shall be deemed to have been received either, in the case of personal delivery, at the time of personal delivery, in the case of expedited delivery service, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of mail, upon deposit in a depository receptacle under the care and custody of the United States Postal Service. Either party shall have the right to change its address for notice hereunder to any other location within the continental United States by notice to the other party of such new address at least thirty (30) days prior to the effective date of such new address. For purposes of such notices, the addresses of the parties shall be as follows:

Payee:	If intended for Payee and to be delivered in person, to:

JPMORGAN CHASE BANK, NA
420 Throckmorton Street, Suite 400
Fort Worth, Texas 76102
Attn.: James W. Aldridge

If intended for Payee and to be delivered by mail, to:

JPMORGAN CHASE BANK, NA
Mail Code TX1-1275
P.O. Box 2050
Fort Worth, Texas 76113-2050
Attn: James W. Aldridge

Maker:	PLAINSCAPITAL CORPORATION
2323 Victory Avenue, Suite 1400
Dallas, Texas 75219
Attn: Jeff Isom

5.3. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS NOTE IS PERFORMABLE IN TARRANT COUNTY, TEXAS. Any action or proceeding under or in connection with this Note against Maker or any other party ever liable for payment of any sums of money payable on this Note may be brought in any state court located in Fort Worth, Tarrant County, Texas, or any federal court in Tarrant County, Texas. Maker and each such other party hereby irrevocably (i) submits to the nonexclusive jurisdiction of such courts, and (ii) waives any objection it may now or hereafter have as to the venue of any such action or proceeding brought in such court or that such court is an inconvenient forum.

PROMISSORY NOTE – Page 7

DALLAS\417986

5.4. Interest Limitation. It is expressly stipulated and agreed to be the intent of Maker and Payee at all times to comply with the applicable Texas law governing the maximum rate or amount of interest payable on this Note or the indebtedness (“Indebtedness”) evidenced hereby or evidenced or secured by the other Loan Documents (or applicable United States Federal law to the extent that it permits Payee to contract for, charge, take, reserve or receive a greater amount of interest than under Texas law). If the applicable law is ever judicially interpreted so as to render usurious any amount called for under this Note or under any of the other Loan Documents, or contracted for, charged, taken, reserved or received with respect to the Indebtedness, or Payee’s exercise of the option to accelerate the maturity of this Note, or any prepayment by Maker results in Maker having paid or Payee having received any interest in excess of that permitted by applicable law, then it is Maker’s and Payee’s express intent that all excess amounts theretofore collected by Payee be credited on the principal balance of this Note and all other Indebtedness (or, if this Note and all other Indebtedness have been or would thereby be paid in full, refunded to Maker), and the provisions of this Note and the other Loan Documents immediately be deemed reformed and the amounts thereafter collectible hereunder and thereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder and thereunder; provided, however, if this Note has been paid in full before the end of the stated term of this Note, then Maker and Payee agree that Payee shall, with reasonable promptness after Payee discovers or is advised by Maker that interest was received in an amount in excess of the Maximum Lawful Rate, either refund such excess interest to Maker or credit such excess interest against any other Indebtedness then owing by Maker to Payee. Maker hereby agrees that as a condition precedent to any claim seeking usury penalties against Payee, that Maker will provide written notice to Payee, advising Payee in reasonable detail of the nature and amount of the violation, and Payee shall have sixty (60) days after receipt of such notice in which to correct such usury violation, if any, by either refunding such excess interest to Maker or crediting such excess interest against any other indebtedness then owing by Maker to Payee. All sums contracted for, charged or received by Payee for the use, forbearance or detention of the Indebtedness shall, to the extent permitted by applicable law, be amortized or spread, using the actuarial method, throughout the stated term of the Indebtedness until payment in full so that the rate or amount of interest on account of the Indebtedness does not exceed the Maximum Lawful Rate from time to time in effect and applicable to the Indebtedness for so long as debt is outstanding. In no event shall the provisions of Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) apply to the Indebtedness. Notwithstanding anything to the contrary contained herein or in any of the other Loan Documents, it is not the intention of Payee to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration. As used herein, the term “Maximum Lawful Rate” shall mean the maximum lawful rate of interest which may be contracted for, charged, taken, received or reserved by Payee in accordance with the applicable laws of the State of Texas (or applicable United States Federal law to the extent that it permits Payee to contract for, charge, take, receive or reserve a greater amount of interest than under Texas law), taking into account all Charges (as herein defined) made in connection with the transaction evidenced by this Note and the other Loan Documents. As used herein, the term “Charges” shall mean all fees and charges, if any, contracted for, charged, received, taken or reserved by Payee in connection with the transactions relating to this Note and the other Loan Documents or the Indebtedness, which are treated as interest under applicable law. To the extent that Payee is relying on the Texas Finance Code to determine the Maximum Lawful Rate payable on the Indebtedness, Payee will utilize the “weekly ceiling” specified in Chapter 303 as the applicable ceiling, after taking into consideration all sums paid or agreed to be paid to Payee outside the provisions of this Note for the use, forbearance or detention of the Indebtedness. To the extent United States federal law permits Payee to contract for, charge or receive a greater amount of interest, Payee will rely on United States federal law instead of the Texas Finance

PROMISSORY NOTE – Page 8

DALLAS\417986

Code, for the purpose of determining the Maximum Lawful Rate. Additionally, to the extent permitted by applicable law now or hereinafter in effect, Payee may, at its option and from time to time, implement any other method of computing the Maximum Lawful Rate under the Texas Finance Code as supplemented by the Texas Credit Code, as amended, or under other applicable law by giving notice, if required, to Maker as provided by applicable law now or hereafter in effect. Maker and Payee hereby agree that any and all suits alleging the contracting for, charging or receiving of usurious interest shall lie in Tarrant County, Texas, and each irrevocably waive the right to venue in any other county.

5.5. Captions. The article and section headings used in this Note are for convenience of reference only and shall not affect, alter or define the meaning or interpretation of the text of any article or section contained in this Note.

5.6. Joint and Several Liability. If this Note is executed by more than one party, each such party shall be jointly and severally liable for the obligations of Maker under this Note. If Maker is a partnership, each general partner of Maker shall be jointly and severally liable hereunder. and each such general partner hereby waives any requirement of law that in the event of a default hereunder Payee exhaust any assets of Maker before proceedings against such general partner’s assets.

5.7 AMENDMENT AND RESTATEMENT. THIS NOTE IS A RENEWAL AND REDUCTION, AS WELL AS AN AMENDMENT AND RESTATEMENT IN ITS ENTIRETY, BUT NOT AN EXTINGUISHMENT, OF THAT CERTAIN FOURTH AMENDED AND RESTATED PROMISSORY NOTE DATED AS JUNE 19, 2009, IN THE MAXIMUM PRINCIPAL AMOUNT OF $20,000,000.00 EXECUTED BY MAKER AND PAYABLE TO PAYEE’S PREDECESSOR.

5.8. NO ORAL AGREEMENTS. THIS NOTE AND ALL THE OTHER LOAN DOCUMENTS EMBODY THE FINAL, ENTIRE AGREEMENT OF MAKER AND PAYEE AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF MAKER AND PAYEE. THERE ARE NO ORAL AGREEMENTS BETWEEN MAKER AND PAYEE. The provisions of this Note and the Loan Documents may be amended or revised only by an instrument in writing signed by the Maker and Payee.

MAKER:

PLAINSCAPITAL CORPORATION

By:	/s/ Jeff Isom
Name:	Jeff Isom
Title:	Executive Vice President and Chief Accounting Officer

PROMISSORY NOTE – Page 9

DALLAS\417986

EXHIBIT A

NOTICE OF LIBOR FUNDING ELECTION

JP Morgan Chase Bank, N.A.

10 South Dearborn Street

MC: IL1-1235

Chicago, Illinoi 60603-2003

Attn.:    Timothy Johnson

Date:                                 , 200

Gentlemen:

Reference is made to the Fifth Amended and Restated Promissory Note dated as of July         , 2010 (the “Note”). The undersigned hereby give notice pursuant to Section 2.5 of the Note of its desire for a LIBOR FUNDING ELECTION of a portion of the proceeds of the loan evidenced by the Note.

The following are the details of the LIBOR funding election to be set up as of the commencement date specified below:

1.	The LIBOR funding commencement date is:
2.	The LIBOR funding period expires:
3.	The LIBOR funding principal amount is:
4.	The LIBOR funding rate is LIBOR plus 2.75%, or

The sources for the above LIBOR are as follows (choose as appropriate):

Promissory Note Outstanding Balance:
Advance Request Dated
Current LIBOR maturing:
Current LIBOR maturing:
Total:

The next LIBOR FUNDING ELECTION NOTIFICATION date is                                 .

The undersigned represents and warrants that the LIBOR Funding Election requested hereby complies with the requirements of Section 2.5 of the Note.

MAKER:

PLAINSCAPITAL CORPORATION, a Texas corporation

By:
Name:
Title:

PROMISSORY NOTE – Page 10

DALLAS\417986